Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

FRIDAY, JULY 6, 2007

Material Sciences Announces First Quarter Fiscal 2008 Results

•	First Quarter 2008 Net Sales Declined 19.9 Percent

•	Net Loss of $0.3 Million ($0.02 per diluted share) versus Net Income of $2.3 Million in First Quarter of Fiscal 2007 ($0.15 per diluted share)

•	Closed First Agreement with Transplant Manufacturer and Launched Nineteen New Quiet Steel® Applications During Quarter

ELK GROVE VILLAGE, IL, JULY 6, 2007 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the first quarter of fiscal 2008, ended May 31, 2007.

Net sales for the first quarter of fiscal 2008 declined 19.9 percent to $60.7 million from $75.8 million in the first quarter of fiscal 2007. The company recorded a net loss of $0.3 million, or $0.02 per diluted common share, compared with net income of $2.3 million, or $0.15 per diluted common share, in the first quarter of fiscal 2007.

“Production cuts at the three largest North American automobile manufacturers stretched into calendar year 2007 and hurt Materials Sciences’ first quarter sales, as did weakness in the residential and commercial construction markets,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect this slowdown in the U.S. auto market will continue throughout this fiscal year.

“Our progress in winning new customers and developing new markets in the United States and abroad has helped to balance continued weakness in the domestic auto sector. For example, European brake sales increased approximately 47 percent, partially offsetting the weakness in domestic and other acoustical sales.

“We closed MSC’s first contract with a transplant manufacturer this quarter, a milestone in our efforts to diversify our customer base. Our two research centers in Michigan and Germany will further spur sales by showing customers how our products and expertise can solve their noise and vibration problems,” Nastas added.

Results of Operations – First Quarter Sales, Gross Profit and Income

In the first quarter, acoustical sales decreased 20.3 percent to $31.2 million from $39.2 million in the first quarter of fiscal 2007, mainly due to weakness in the domestic automotive industry. The decline in sales of body panel laminate, which decreased 21.0 percent during the quarter to $17.4 million from $22.0 million in the comparable period, is due to continued production cuts at domestic automakers and the timing of orders related to a product launch planned for July at one of the company’s largest customers.

Sales in the brake market during the quarter decreased 27.9 percent to $6.7 million in the first quarter from $9.3 million in the comparable period, primarily due to softness in the auto industry and an overall reduction in the quantity of inventory carried by customers. These declines were partially offset by the previously mentioned growth in the European brake market. Disk drive sales declined 93.3 percent to $0.1 million from the first quarter of fiscal 2007 due to a change in disk drive design methodology at the company’s largest customer in this sector.

Coated sales declined 19.5 percent in the first quarter to $29.5 million from $36.6 million in the prior period. Sales of automotive gas tanks were impacted by the previously mentioned softness in the automotive sector, decreasing 17.1 percent to $10.8 million from $13.0 million. Clutch plate sales for the quarter declined 98.5 percent to less than $0.1 million from $1.1 million, as the company’s largest customer in this segment transitioned to a new in-house process, eliminating the need for coated products. Sales of building products for the quarter decreased 33.6 percent to $4.0 million from $6.0 million in the first quarter of fiscal 2007, as weakness in the housing market continued to negatively impact sales.

Gross profit in the first quarter was $9.7 million compared with $13.1 million in the first quarter of fiscal year 2007. Gross profit as a percent of sales decreased to 16.0 percent of sales versus 17.3 percent of sales in the comparable period. The decline in net sales, particularly the decline of higher margin acoustical products, contributed to the majority of the decrease in gross profit and gross margin percentage. Additionally, secondary sales in the quarter were $0.2 million lower than the comparable period and the company experienced quality issues related to inventory, which reduced gross profit by $0.2 million. These factors were partially offset by $0.5 million in favorable fixed production spending, mainly due to contract negotiation and health care costs in last year’s quarter, and $0.4 million in improved raw material costs, as lower steel costs helped to offset the rising cost of zinc and nickel compared with the first quarter of fiscal 2007.

Selling, general and administrative expenses were $10.3 million in the first quarter, an increase of 19.5 percent from $8.6 million in last year’s quarter. The increase is primarily due to investment in human resources, marketing and product development to expand the company’s product and customer base and increase its market share, along with higher outside professional fees relating to audit and legal services.

Material Sciences recorded a loss from operations for the first quarter of $0.6 million compared with a profit of $3.9 million in the last year, due to the factors listed above.

Conference Call

Material Sciences will host a conference call to review the first quarter fiscal 2008 results on Friday, July 6, 2007, at 9:00 a.m. Central Daylight Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission on May 11, 2007.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended May 31,
	2007	2006
Net Sales	$60,665	$75,764
Cost of Sales	50,984	62,673

Gross Profit	9,681	13,091
Selling, General and Administrative Expenses	10,288	8,610
Restructuring Expenses	—	578

Income (Loss) from Operations	(607)	3,903

Other (Income), Net:
Interest (Income) Expense, Net	(82)	(126)
Equity in Results of Joint Venture	(56)	(24)
Other, Net	(38)	(24)

Total Other (Income), Net	(176)	(174)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(431)	4,077
Provision (Benefit) for Income Taxes	(156)	1,823

Net Income (Loss)	$(275)	$2,254

Basic Net Income (Loss) Per Share	$(0.02)	$0.15

Diluted Net Income (Loss) Per Share	$(0.02)	$0.15

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,531	14,738
Dilutive Shares	—	9

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,531	14,747

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2007	February 28, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$11,083	$11,667
Receivables, Less Reserves of $3,213 and $4,020, Respectively	31,459	48,121
Income Taxes Receivable	2,136	1,665
Prepaid Expenses	1,816	1,168
Inventories	48,704	42,174
Deferred Income Taxes	4,524	2,204

Total Current Assets	99,722	106,999

Property, Plant and Equipment	247,342	245,570
Accumulated Depreciation, Amortization and Accretion	(173,573)	(170,666)

Net Property, Plant and Equipment	73,769	74,904

Other Assets:
Investment in Joint Venture	2,515	2,363
Goodwill	1,319	1,319
Deferred Income Taxes	1,566	1,592
Other	218	192

Total Other Assets	5,618	5,466

Total Assets	$179,109	$187,369

Liabilities
Current Liabilities:
Accounts Payable	$29,448	$39,251
Accrued Payroll Related Expenses	5,248	5,414
Accrued Expenses	9,449	7,114
Current Liabilities of Discontinued Operation—Pinole Point Steel	81	66

Total Current Liabilities	44,226	51,845

Long-Term Liabilities:
Other	8,882	9,191

Total Long-Term Liabilities	8,882	9,191

Commitments and Contingencies

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,205	79,171
Treasury Stock at Cost	(49,035)	(48,757)
Retained Earnings	93,888	94,255
Accumulated Other Comprehensive Income	1,562	1,283

Total Shareowners’ Equity	126,001	126,333

Total Liabilities and Shareowners’ Equity	$179,109	$187,369

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended May 31,
	2007	2006
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(275)	$2,254
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,911	2,531
Provision for Deferred Income Taxes	—	114
Compensatory Effect of Stock Plans	34	—
Other, Net	(25)	(24)
Changes in Assets and Liabilities:
Receivables	16,718	(1,240)
Income Taxes Receivable	(474)	1,466
Prepaid Expenses	(647)	(984)
Inventories	(6,494)	(2,194)
Accounts Payable	(9,736)	899
Accrued Expenses	(249)	379
Other, Net	(332)	(165)

Net Cash Provided by Continuing Operations	1,431	3,036
Net Cash Provided by (Used in) Discontinued Operations	15	(183)

Net Cash Provided by Operating Activities	1,446	2,853

Investing Activities:
Capital Expenditures	(1,763)	(4,138)

Net Cash Used in Investing Activities	(1,763)	(4,138)

Financing Activities:
Purchases of Treasury Stock	(278)	—
Issuance of Common Stock	—	238

Net Cash Provided by (Used in) Financing Activities	(278)	238

Effect of Exchange Rate Changes on Cash	11	(37)

Net Decrease in Cash	(584)	(1,084)
Cash and Cash Equivalents at Beginning of Period	11,667	13,600

Cash and Cash Equivalents at End of Period	$11,083	$12,516